EXHIBIT 5.1


                                             URIA & MENENDEZ


                                                        Madrid, 27 October, 2000



Terra Networks, S.A.
Via de las Dos Castillas, 33
Complejo Atica, Edificio 1
Pozuelo de Alarcon
28223 Madrid
Spain

Dear Sir/Madam:

     Terra Networks, S.A. - Share Exchange: Lycos, Inc.

     We have acted as Spanish counsel for Terra Networks, S.A., a corporation (sociedad anonima) organized under the laws of the Kingdom of Spain (the "Company"), in connection with the offer of ordinary shares of the Company par value (U)2.00 per share (the "New Shares") under the Terra/Lycos Option and Restricted Stock Adjustment Program (the "Program") to be registered pursuant to Post-Effective Amendment No. 4 to Form F-4 on Form S-8 (Registration no. 333-12208) (the "Registration Statement").

     We have examined the originals or copies, certified or otherwise identified to our satisfaction, of such corporate records of the Company and such other documents and certificates, and made such inquiries with officers of the Company as we have deemed necessary as a basis for the opinions hereinafter expressed. In this examination, we have assumed the genuineness of all signatures, the authenticity of all documents admitted to us as original documents and conformity to original documents of all documents submitted to us as certified or photostatic copies.

     Based upon and subject to the foregoing, we are of the opinion that:

     1. The Company has been duly incorporated and is validly existing as a corporation with limited liability under the laws of Spain.

     2. The issuance of the New Shares to be executed as described below have been duly authorized by a resolution of the General Shareholders Meeting as requisite corporate action on the part of the Company.

     3. Upon the issuance of the New Shares, such New Shares will be duly authorized, fully paid, non assessable and validly issued under the existing laws of Spain, which is the jurisdiction in which the Company is incorporated and in which the principal place of business of the Company is located.

     The opinions here rendered are limited to matters of Spanish law, and we do not purport to pass on any question arising under the laws of any jurisdiction other than the laws of Spain in force as of the date hereof.

     This opinion is being furnished by us, as Spanish counsel to the Company, to you as a supporting document in connection with the above referenced Offer and is not to be used, circulated, quoted, relied upon or otherwise referred to for any purpose without our express prior written consent.


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     We hereby consent to the use of our name under the caption "Legal Matters"
in the prospectus constituting part of the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

                                                      Very truly yours,

                                                      /s/ Luis de Carlos